Exhibit 10.3

CENTURY ALUMINUM COMPANY
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

This Agreement is made as of ________________, (the “Award Date”), between CENTURY ALUMINUM COMPANY (the “Company”) and _________ (“Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Century Aluminum Company Amended and Restated Long-Term Incentive Plan (the “LTIP”) authorizing the grant of awards of Performance Units to eligible individuals in connection with the performance of services for the Company and its Subsidiaries (as defined in the LTIP). The LTIP, including the definition of terms, is incorporated in this Agreement by reference and made a part of it. In the event of any conflict among the provisions of the LTIP document and this Agreement, the LTIP document shall prevail; and

WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its shareholders to award to Participant the Performance Units provided for in this Agreement, subject to conditions specified in this Agreement, as an inducement to remain in the service of the Company or its Subsidiaries and as a performance incentive during such service;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

1.	Performance Units.

(a)	Target Award. The Company hereby awards to Participant ______ Performance Units as a Target Award for the Plan Period extending from ________________________________ (the “Plan Period”).

(b)	Earned Performance Unit Award. The number of Performance Units actually earned will be based on the Performance Measures established for the Plan Period under the LTIP.

The Committee has full and complete discretion to determine the extent to which performance has been achieved, and the Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify, with input from the Chief Executive Officer, any Earned Performance Unit Award to increase or decrease the amount otherwise payable hereunder. This discretion shall include the right to make adjustments to the Performance Measures and/or actual results, to determine that an Earned Performance Unit Award shall be zero, to determine that an Earned Performance Unit Award exceeds the number of Performance Units actually earned for a Plan Period, and to provide for payment of an earned Performance Unit Award in an amount up to 200% of the Target Award.

(c)
Value and Payment of Earned Performance Unit Awards. The value payable to Participant for an Earned Performance Unit Award shall equal $1 for each Performance Unit actually earned. Earned Performance Unit Awards shall be paid at the discretion of the Committee, in cash, at a rate of $1.00 per each Earned Performance Unit, or in shares of the Company's common stock in an amount equal to the number of Earned Performance Units divided by the average closing price of the Company's common stock for the 20 trading days immediately preceding the vesting date. Payment shall be made during the calendar year that begins immediately after the end of the Plan Period.

(d)
Termination of Employment. Termination of employment with the Company and its Subsidiaries prior to the end of the Plan Period for any reason other than death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee shall result in forfeiture of all opportunity to receive an Earned Performance Unit Award. A pro-rated portion of an Earned Performance Unit Award will be paid if employment with the Company and its Subsidiaries is terminated prior to the end of the Plan Period due to death, Disability, Retirement, or other reason approved by the Committee. The pro-rated portion shall be determined by multiplying the Earned Performance Unit Award by a fraction, the numerator of which is the number of days of full employment by the Company or a Subsidiary during such Plan Period and the denominator of which is the number of total days in the Plan Period. Payment of such a pro-rated Earned Performance Unit Award will be made during the calendar year that begins immediately after the end of the Plan Period; provided that if Participant's employment is terminated prior to the end of the Plan Period due to death, Payment of such a pro-rated Earned Performance Unit Award will be made as soon as administratively practicable following such death. The remaining portion of any Earned Performance Unit Award will be canceled and forfeited.

2.
Change of Control. Notwithstanding anything to the contrary in this Agreement, if, prior to the end of the applicable Plan Period, Participant (i) is Terminated Other than for Cause or (ii) terminates Participant's employment for Good Reason, in each case within two years following a Change of Control of the Company, all Performance Units outstanding hereunder shall vest and become payable in an amount equal to the Target Award, or a multiple of up to 200% of the Target Award as may be determined by the Committee in light of considerations deemed appropriate by the Committee. Any event or condition described above which occurs prior to a Change in Control but which the recipient reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control (in each case whether or not a change in control occurs), shall be treated as if it occurred following the Change in Control for purposes of this LTIP, notwithstanding that it occurred prior to the Change in Control. Payment of vested Performance Units shall be made as soon as practicable but not later than 2-1/2 months after the Change of Control (or within such other time period as may be required under Section 409A); provided, however, that payment of the Performance Units shall not be accelerated unless the Change of Control satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as determined pursuant to Treasury Regulations or other applicable guidance issued under Section 409A. Notwithstanding the provisions of Section 11, the acceleration of vesting of Performance Units pursuant to the LTIP and this provision shall not supersede, and shall be subject to, such greater rights as Participant may be entitled to under any severance protection or other agreement with the Company.

3.
Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant's death, all or part of any amounts to be distributed to Participant under the Agreement.

4.
Stock Certificates. Upon the settlement of any Earned Performance Units in shares of the Company's common stock (and subject to payment by Participant of all applicable withholding taxes pursuant to Section 10), the Company shall cause a stock certificate to be delivered or book entry to be made covering the appropriate number of shares registered on the Company's books in the name of Participant. All shares of the Company's common stock which are issued under this Agreement shall be fully paid and non-assessable.

5.
Data Privacy. Participant hereby acknowledges that to perform its requirements under the LTIP, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. The legal persons for whom such personal data are intended are the Company and any of its Subsidiaries and representatives, including consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company's director of human resources.

6.
Employee Rights. Participant may not assign or transfer his or her rights under the Agreement except as expressly provided under the LTIP. The Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the employment of the Company or any of its Subsidiaries; nor does it imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The LTIP Award provided herein is solely within the discretion of the Company, is not intended to constitute a part of Participant's wages, ongoing or otherwise, and no inference should be drawn or permitted that the grant herein suggests Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Performance Units awarded under the Agreement (either on the date of LTIP Award or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.

7.
Recoupment. The LTIP Award provided under the Agreement shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

8.
Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

9.
Section 409A. Participant acknowledges that Participant's receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that the Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment, payment shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant's benefits under this Agreement are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.

10.
Withholding. The Company and its Subsidiaries shall have the right to deduct from any payments of any kind due to the recipient hereunder, or to otherwise require payment by the recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Agreement. In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the approval of the Company, the Participant may elect to satisfy the withholding requirement with respect to any Earned Performance Units settled in shares of the Company's common stock by authorizing and directing the Company to withhold shares of common stock of the Company having a fair market value equal to the minimum required statutory withholding amount with respect thereto, in accordance with such procedures as the Company may provide. The Company is not responsible for any tax consequences to Participant relating to the Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability it suffers as a result of the failure by Participant to pay such tax obligations

11.
Entire Agreement. The LTIP and this Agreement constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersedes all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. No waiver by either party of any default under the Agreement shall be deemed a waiver of any later default. The various provisions of the Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provision. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of the Agreement, and its decisions shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Performance Unit Award Agreement as of the date first above written. The Participant also hereby acknowledges receipt of a copy of the Century Aluminum Company Amended and Restated Long-Term Incentive Plan.

Century Aluminum Company

By
Name, Title

Participant Signature

Participant Printed Name

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